Exhibit 99.1
IsoPlexis Announces Closing of Public Offering
BRANFORD, Conn., October 12, 2021 – IsoPlexis Corporation (“IsoPlexis”), a leader in functional single-cell proteomics, today announced the closing of its initial public offering of 8,333,000 shares of common stock at a public offering price of $15.00 per share. The gross proceeds from the offering, before deducting underwriting discounts and commissions and other offering expenses payable by IsoPlexis, were $125.0 million. IsoPlexis’ common stock began trading on The Nasdaq Global Select Market on October 8, 2021, under the ticker symbol “ISO.” All shares in the offering were offered by IsoPlexis.
Morgan Stanley, Cowen, Evercore ISI, and SVB Leerink are acting as lead book-running managers for the offering.
A registration statement on Form S-1 relating to the shares being sold in this offering was declared effective by the Securities and Exchange Commission on October 7, 2021. The offering is being made only by means of a prospectus, copies of which may be obtained, when available, from: Morgan Stanley & Co. LLC, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, by telephone at (866) 718-1649 or by email at prospectus@morganstanley.com; Cowen and Company, LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY,11717, Attn: Prospectus Department, by email at PostSaleManualRequests@broadridge.com or by telephone at (833) 297-2926; Evercore Group L.L.C., Attention: Equity Capital Markets, 55 East 52nd Street, 36th Floor, New York, NY 10055, or by telephone at 888-474-0200, or by email at ecm.prospectus@evercore.com; or SVB Leerink LLC, Attention: Syndicate Department, 53 State Street, 40th Floor, Boston, Massachusetts 02109, by telephone at (800) 808-7525, ext. 6105, or by email at syndicate@svbleerink.com. Copies of the final prospectus related to the offering will be available at www.sec.gov.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.
About IsoPlexis
IsoPlexis is a life science technology company building solutions to accelerate the development of curative medicines and personalized therapeutics. Our award-winning single-cell proteomics systems reveal unique biological activity in small subsets of cells, allowing researchers to connect more directly to in vivo biology and develop more precise and personalized therapies. Our integrated systems, named top innovation or design by the Scientist Magazine, Fierce, BIG Innovation, Red Dot & multiple others, are used globally to advance the field of single-cell biology into new 'omic possibilities, as our customers generate solutions to overcome the challenges of complex diseases and therapeutics. Our products have been adopted by researchers around the world, including the top 15 global pharmaceutical companies by revenue and by nearly half of comprehensive cancer centers in the U.S.
Investor Contact
investors@isoplexis.com
Press Contact
press@isoplexis.com